Exhibit 4(fff)

GLOBAL AGENCY AGREEMENT

dated as of July 25, 2007

among

BANK OF AMERICA, N.A.,

as Issuer,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as U.S. Paying Agent and U.S. Registrar,

DEUTSCHE BANK AG, LONDON BRANCH,

as London Paying Agent and London Issuing Agent, and

DEUTSCHE BANK LUXEMBOURG S.A.,

as European Registrar and European Transfer Agent

Exhibits

EXHIBIT A-1 –	Form of Registered Global Note

EXHIBIT A-2 –	Form of Master Short-Term Registered Note

EXHIBIT B –	Form of Temporary Bearer Global Note

EXHIBIT C –	Form of Permanent Bearer Global Note

EXHIBIT D –	Form of Definitive Bearer Note

EXHIBIT E –	Form of Coupon

EXHIBIT F –	Form of Talon

EXHIBIT G –	Form of Receipt

EXHIBIT H –	Form of Calculation Agency Agreement

EXHIBIT I –	Administrative Procedures Memorandum

EXHIBIT J –	Form of Certificate to be Presented by Euroclear or Clearstream, Luxembourg

EXHIBIT K –	Form of Certificate of Beneficial Owner

GLOBAL AGENCY AGREEMENT, dated as of July 25, 2007, among:

(i) BANK OF AMERICA, N.A., a national banking organization organized under the laws of the United States of America, as issuer (the “Bank”);

(ii) DEUTSCHE BANK TRUST COMPANY AMERICAS, as U.S. registrar (the “U.S. Registrar”) and U.S. paying agent (the “U.S. Paying Agent”), which expressions shall also include any successors appointed in accordance with Section 27 of this Agreement;

(iii) DEUTSCHE BANK AKTIENGESELLSCHAFT, a corporation domiciled in Frankfurt am Main, Germany, operating in the United Kingdom under branch number BR000005, acting through its London branch at Winchester House, 1 Great Winchester Street, London EC2N 2DB (“Deutsche Bank AG, London Branch”), as London paying agent (the “London Paying Agent” and, together with the U.S. Paying Agent, the “Paying Agents” and each individually, a “Paying Agent”), and London issuing agent (the “London Issuing Agent”), which expressions shall also include any successors appointed in accordance with Section 27 of this Agreement; and

(iv) DEUTSCHE BANK LUXEMBOURG S.A., as European registrar (the “European Registrar” and, together with the U.S. Registrar, the “Registrars” and each a “Registrar”) and European transfer agent (the “European Transfer Agent”), which expressions shall include any successors appointed in accordance with Section 27 of this Agreement.

WHEREAS:

A. The Bank has established the Global Bank Note Program described in the Offering Circular, dated the date hereof (as such document may hereafter be amended, supplemented or replaced by the Bank, including the material incorporated therein by reference, the “Offering Circular”), which will be supplemented by one or more product and/or pricing supplements setting forth additional terms and conditions of bank notes, pursuant to which the Bank may from time to time issue up to US$75,000,000,000 (or the equivalent thereof in other currencies) aggregate principal amount (issued on or after the date hereof) at any one time outstanding of its bank notes (the “Notes”);

B. The Offering Circular describes the duties and obligations of certain agents with respect to the Notes.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants, representations, warranties and agreements contained herein, the parties agree as follows:

SECTION 1. Definitions and Interpretation.

(a) The following terms shall have the following meanings:

“Administrative Procedures” means the Administrative Procedures Memorandum set forth in Exhibit I hereto;

“Agents” means the collective reference to the Paying Agents, the Registrars, the London Issuing Agent and the European Transfer Agent;

“Authorized Representative” has the meaning given that term in Section 3(f) of this Agreement;

“Bank” has the meaning given that term in the preamble of this Agreement;

“Bearer Global Note” means a Temporary Bearer Global Note or a Permanent Bearer Global Note;

“Bearer Notes” means those Notes which are for the time being in bearer form;

“Business Day” means, unless otherwise specified in the applicable Pricing Supplement, a day that meets all the following requirements:

(i) for all Notes, is any weekday that is not a legal holiday in Charlotte, North Carolina, or any other place of payment of the applicable Note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed;

(ii) for any Note issued in registered form, also is a day on which commercial banks are open for business in New York, New York;

(iii) for any Note issued in bearer form or any Note where the base rate is LIBOR (as defined in the Note), also is a London Banking Day;

(iv) for any Note denominated in euro or any Note where the base rate is EURIBOR (as defined in the Note), also is a day on which the TARGET System or any successor is operating; and

(v) for any Note that has a specified currency other than U.S. dollars or euro, also is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in the Principal Financial Center of the country of the specified currency (if other than London);

“Calculation Agent” has the meaning given that term in Section 2(f) hereof;

“Clearstream, Luxembourg” means Clearstream Banking, société anonyme, or any successor thereto;

“Common Code” has the meaning given that term in Section 6(a) of this Agreement;

“Coupon” means an interest coupon attached on issue to any interest-bearing Definitive Bearer Note, such coupon being substantially in the form set out in Exhibit E hereto or in such other form as may be agreed among the parties hereto, and includes, where applicable, the Talon(s) appertaining thereto;

“Couponholders” means the several persons who are from time to time holders of Coupons;

“Defaulted Note” has the meaning given that term in Section 12(d) of this Agreement;

“Definitive Bearer Note” means a definitive Bearer Note substantially in the form set out in Exhibit D hereto, or in such other form as may be agreed by the parties hereto, issued or to be issued by the Bank pursuant to this Agreement in exchange for the whole of Permanent Bearer Global Note;

“Definitive Notes” means Definitive Bearer Notes and/or, as the context requires, Definitive Registered Notes;

“Definitive Registered Note” means a Registered Note issued in definitive form in such form as may be agreed by the parties hereto upon the issuance, if any, of Registered Notes in definitive form pursuant to the terms hereof and the applicable Registered Global Note;

“Distribution Agreement” means the agreement dated the date hereof among the Bank and the Selling Agents party thereto concerning the sale of Notes to be issued by the Bank, and includes any amendment or supplement thereto;

“DTC” means The Depository Trust Company in New York, New York;

“DTC Global Note” means a Registered Global Note deposited with a custodian for, and registered in the name of a nominee of, DTC;

“DTC Letters of Representations” means the letters of representations among the Bank, the U.S. Paying Agent and DTC;

“euro” or “€” means the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to Article 109g of the Treaty establishing the European Communities, as amended by the Treaty on European Union, as amended by the Treaty of Amsterdam;

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor thereto;

“Euroclear/Clearstream, Luxembourg Global Note” means a Registered Global Note deposited with a common depositary for, and registered in the name of a nominee of, Euroclear and/or Clearstream, Luxembourg;

“European Registrar” has the meaning given that term in the preamble of this Agreement;

“European Transfer Agent” has the meaning given that term in the preamble of this Agreement;

“Exchange Date” has the meaning given that term in the form of Temporary Bearer Global Note set out in Exhibit B hereto;

“FDIC” means the United States Federal Deposit Insurance Corporation;

“Global Note” means a Registered Global Note, a Temporary Bearer Global Note or a Permanent Bearer Global Note;

“ISIN” has the meaning given that term in Section 6(a) of this Agreement;

“London Banking Day” means any day on which commercial banks are open for business (including dealings in the index currency specified in the applicable Pricing Supplement) in London, England;

“London Issuing Agent” has the meaning given that term in the preamble of this Agreement;

“London Paying Agent” has the meaning given that term in the preamble of this Agreement;

“Note” or “Notes” means any of the Bank’s Senior Notes or Subordinated Notes, each with maturities of seven days or more from their respective dates of issue, which may be issued, authenticated and delivered under this Agreement;

“Note Register” has the meaning given that term in Section 11(a) of this Agreement;

“Noteholders” means the several persons who are for the time being holders of outstanding Notes (being, in the case of any Bearer Note, the bearer thereof and, in the case of any Registered Note, the registered owner thereof as reflected in the Note Register), except that for so long as any of the Notes are represented by a Temporary Bearer Global Note or Permanent Bearer Global Note, each person who is for the time being shown in the records of Euroclear and/or Clearstream, Luxembourg as the holder of a particular principal amount of such Notes (other than Clearstream, Luxembourg if Clearstream, Luxembourg shall be an account holder of Euroclear and other than Euroclear if Euroclear shall be an account holder of Clearstream, Luxembourg) (in which regard any certificate or other document issued by Euroclear and Clearstream, Luxembourg as to the principal amount of such Notes standing to the account of any person shall be conclusive and binding for all purposes except in the case of manifest error) shall be treated by the Bank and the Agents as a holder of such principal amount of such Notes for all purposes other than for the payment of principal, premium (if any) and interest on such Notes, the right to which shall be vested, as against the Bank and the Agents, solely in the bearer of the Global Note in accordance with and subject to its terms (and the expressions “Noteholder,” “holder of Notes” and related expressions shall be construed accordingly);

“OCC” means the United States Office of the Comptroller of the Currency;

“Offering Circular” has the meaning given that term in the preamble to this Agreement;

“Officer’s Certificate” means a certificate of the Bank signed by an Authorized Representative and delivered to an Agent.

“Optional Repayment Date” has the meaning given that term in Section 17(a) of this Agreement;

“Original Issue Date” means, with respect to any Note, the original date of issue of such Note, being in the case of any Global Note, the date of issue of the Registered Global Note, Temporary Bearer Global Note or Permanent Bearer Global Note, as the case may be, which initially represented such Note;

“Outstanding” means, at any particular time, all Notes theretofore issued other than:

(1) those which have been redeemed in full in accordance with their terms and with this Agreement;

(2) those with respect to which the redemption date in accordance with their terms has occurred and the redemption monies therefor (including any premium and all interest (if any) accrued thereon to the redemption date and any interest (if any) payable after such date) have been duly paid to or deposited to the account of a Paying Agent as provided herein (and, where appropriate, notice has been given to the Noteholders in accordance with the terms thereof and Section 18 of this Agreement) and remain available for payment;

(3) those which have become void in accordance with their terms;

(4) those which have been canceled or delivered to the applicable Registrar or Paying Agent for cancellation;

(5) those mutilated or defaced Notes which have been surrendered in exchange for replacement Notes in accordance with their terms;

(6)(for the purposes only of determining the aggregate principal amount of Notes outstanding and without prejudice to the status of any Note for any other purpose) those Notes alleged to have been lost, stolen or destroyed and with respect to which replacement Notes have been issued in accordance with their terms; and

(7) Temporary Bearer Global Notes to the extent that they shall have been duly exchanged for Definitive Bearer Notes or Permanent Bearer Global Notes, Permanent Bearer Global Notes to the extent that they shall have been duly exchanged for Definitive Bearer Notes, and Registered Global Notes to the extent that they shall have been duly exchanged for Definitive Registered Notes, in each case pursuant to their respective terms;

“Partly Paid Notes” means Notes the issue price of which is payable in two or more installments;

“Paying Agent” has the meaning given that term in the preamble of this Agreement;

“Payment Time” has the meaning given that term in Section 13(a) of this Agreement;

“Permanent Bearer Global Note” means a global Bearer Note substantially in the form set out in Exhibit C hereto, comprising Notes issued or to be issued by the Bank in exchange for all or a part of a Temporary Bearer Global Note;

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency, instrumentality or political subdivision;

“Pricing Supplement” means the pricing supplement prepared by the Bank in relation to a particular Tranche of Notes as a supplement to the Offering Circular;

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency, except that with respect to U.S. Dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney and Melbourne, Toronto, Johannesburg and Zurich, respectively; and (ii) the capital city of the country to which the index currency relates, except that with respect to U.S. Dollars, Australian dollars, Canadian dollars, South African rand and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively;

“Program” means the Global Bank Note Program described in the Offering Circular;

“Receipt” means a receipt attached on issue to a Definitive Bearer Note redeemable in installments for the payment of installments of principal, such receipt being substantially in the form set out in Exhibit G hereto or in such other form as may be agreed by the parties hereto;

“Registered Global Note” means a global Registered Note substantially in the form set out in Exhibit A-1 hereto or, in the case of certain short-term Registered Global Notes, Exhibit A-2 hereto, or in such other form as may be agreed by the parties hereto;

“Registered Note” means a Registered Global Note and/or, as the context requires, a Definitive Registered Note;

“Registrar” has the meaning given that term in the preamble of this Agreement;

“Senior Note” means a Note evidencing the senior obligations of the Bank;

“Selling Agent” means each of the entities appointed as agents from time to time pursuant to the Distribution Agreement and notice of whose appointment is given to the Agents;

“Series” means all Notes which are denominated in the same currency and which have the same Stated Maturity Date, interest payment basis and Interest Payment Dates, if any (all as indicated in the applicable Pricing Supplement) and the terms of which, except for the Original Issue Date and/or the issue price (each as indicated as aforesaid), are otherwise identical, including whether the Notes are listed, quoted and/or traded on a particular Stock Exchange;

“Stock Exchange” means any stock exchange(s), competent listing authority and/or quotation system on which any Notes may from time to time be listed, quoted and/or traded, and reference in this Agreement to the “relevant Stock Exchange” shall, in relation to any Notes, be reference to the Stock Exchange on which such Notes are from time to time, or will be, listed, quoted and/or traded;

“Subordinated Note” means a Note evidencing the subordinated obligations of the Bank;

“Talons” means the talons, if any, for further Coupons appertaining to an interest-bearing Definitive Bearer Note, each such talon being substantially in the form set out in Exhibit F hereto or in such other form as may be agreed by the parties hereto;

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer System, or any successor thereto;

“Temporary Bearer Global Note” means a global Bearer Note substantially in the form set out in Exhibit B hereto, or in such other form as may be agreed by the parties hereto;

“Tranche” means all Notes of the same Series with the same Original Issue Date and the same issue price;

“U.S. Paying Agent” has the meaning given that term in the preamble of this Agreement;

“U.S. Registrar” has the meaning given that term in the preamble of this Agreement; and

“US$” and “U.S. Dollars” means the lawful currency for the time being of the United States.

(b) Terms and expressions defined in the Notes and the Offering Circular shall have the same meanings in this Agreement, except where the context requires otherwise.

(c) Any references to Notes shall, unless the context otherwise requires, include any Registered Global Notes, Definitive Registered Notes, Temporary Bearer Global Notes, Permanent Bearer Global Notes, and Definitive Bearer Notes.

(d) Any Notes issued under the Program on or after the date of this Agreement shall be issued pursuant to this Agreement. Any Notes of the Bank issued prior to the date of this Agreement under any other agency agreement shall, in each case, continue to be governed by the agency agreement under which they were issued.

SECTION 2. Appointment of Agents.

(a) Deutsche Bank Trust Company Americas is hereby appointed as agent of the Bank, to act as U.S. Registrar and U.S. Paying Agent for purposes specified in this Agreement and all matters incidental thereto, including, inter alia, completing, authenticating and issuing Notes, upon the terms and subject to the conditions specified herein and in the Notes.

(b) Deutsche Bank AG, London Branch is hereby appointed as agent of the Bank, to act as London Paying Agent and London Issuing Agent for the purposes specified in this Agreement and all matters incidental thereto, including, inter alia, completing, authenticating and issuing Notes, upon the terms and subject to the conditions specified herein and in the Notes.

(c) Deutsche Bank Luxembourg S.A. is hereby appointed as agent of the Bank, to act as European Registrar and European Transfer Agent for the purposes specified in this Agreement and all matters incidental thereto, including completing, authenticating and issuing Notes, upon the terms and subject to the conditions specified herein and in the Notes.

(d) Each of the Agents shall have the powers and authority granted to and conferred upon them, specifically, in the Notes and hereunder to act on behalf of the Bank and such further powers and authority to act on behalf of the Bank as may be mutually agreed upon in writing.

(e) The obligations of the Agents shall be several, but not joint.

(f) Pursuant to the Calculation Agency Agreement set forth in Exhibit H hereto, the Bank has appointed Deutsche Bank Trust Company Americas as calculation agent (the “Calculation Agent”) for floating-rate Notes and certain indexed Notes, for the purpose of calculating any variable interest rates or other bases for determining the payment of interest, premium or principal with respect to the Notes from time to time pursuant to the Calculation Agency Agreement. Notwithstanding the foregoing, the Bank may appoint a different calculation agent for any Series of Notes (which may be the Bank or any affiliate thereof or a Selling Agent purchasing such Notes or an affiliate thereof). The relevant Pricing Supplement will set forth the name of such calculation agent.

(g) The Bank may from time to time, in respect of the Program or in respect of any series of Notes, appoint one or more exchange rate agents, for the purpose of determining exchanges of currencies of payments under the Notes from time to time. The relevant Pricing Supplement will set forth the name of any applicable exchange rate agent.

SECTION 3. The Notes; Authorized Representatives.

(a) Except as otherwise provided herein with respect to the issuance of Definitive Notes, and subject to any maximum principal amount of a Global Note required by a depositary, each Note of the same Tranche issued by the Bank shall be represented by a single Global Note certificate; provided, however, that if agreed between the Bank and the U.S. Registrar, Notes of one or more Series issued in registered form with maturities of 270 days or less may be represented by one or more single Master Short-Term Registered Global Notes, as provided in Section 5(d) below. The Notes may contain such insertions, omissions, substitutions and other variations as the Bank determines to be required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legend or legends or endorsements placed thereon as any officer of the Bank executing such Notes may determine to be necessary or appropriate, as evidenced by such officer’s execution of such Notes by manual or facsimile signature, including, without limitation, any legends or endorsements that may be required to comply with any law or with any rules or regulations pursuant thereto, or with any rules of any Stock Exchange on which the Notes may be listed or to conform to general usage.

(b) Only Notes that bear thereon a certificate of authentication executed by the applicable Registrar or the London Issuing Agent, as the case may be, in each case by two manual or facsimile signatures, and dated the date of authentication, will be valid.

(c) Unless indicated otherwise in the applicable Notes and the applicable Pricing Supplement, Notes issued in the United States will be issued in minimum denominations of US$250,000 and integral multiples of US$1,000 in excess of US$250,000, and Notes issued outside the United States will be issued in minimum denominations of €50,000 (or the equivalent thereof in other currencies).

(d) As of the date hereof, the Bank has authorized the offer and issuance from time to time of Notes with maturities of seven days or more up to a maximum principal amount at any time outstanding of US$75,000,000,000 (or the equivalent thereof in other currencies). Notwithstanding the foregoing, if the Bank authorizes the offer and issuance of additional Notes, such additional Notes may be sold to or through the Selling Agents pursuant to the terms of this Agreement and the Distribution Agreement, all as if the offer and issuance of such Notes were authorized as of the date hereof.

(e) The Bank shall from time to time deliver or cause to be delivered to each Registrar a supply of blank Registered Global Notes and to the London Issuing Agent a supply of blank Temporary Bearer Global Notes and Permanent Bearer Global Notes as the Bank shall determine. Each Note shall have been executed by the manual or facsimile signature of an Authorized Representative of the Bank. Each Registrar or the London Issuing Agent, as the case may be, will acknowledge receipt of the Notes delivered to it and will hold such blank Notes in safekeeping in accordance with its customary practice and shall, as applicable, complete, authenticate and deliver such Notes in accordance with the provisions hereof. Notwithstanding the foregoing, if so agreed between the Bank and the applicable Registrar or London Issuing Agent, as applicable, the Bank may deliver to such Registrar or London Issuing Agent, as applicable, a single master Registered Global Note, Temporary Bearer Global Note or Permanent Bearer Global Note, as applicable, that shall have been executed by the manual or facsimile signature of an Authorized Representative of the Bank. Thereafter, upon each issuance of Notes as notified to such Registrar or London Issuing Agent in accordance with the terms hereof, such Registrar or London Issuing Agent, as the case may be, shall use a duplicate copy of such master Global Note for purposes of completing and authenticating Notes pursuant to the provisions of Section 5, Section 6, or Section 7 hereof, as applicable.

(f) From time to time, the Bank shall provide each Registrar and the London Issuing Agent with a certificate executed by an officer of the Bank certifying the incumbency and specimen signatures of those officers of the Bank authorized to execute Notes on behalf of the Bank by manual or facsimile signature and to give instructions and notices on behalf of the Bank hereunder (each an “Authorized Representative” and collectively, the “Authorized Representatives”). Until the applicable Registrar or the London Issuing Agent receives a subsequent certificate, such Registrar or the London Issuing Agent, as the case may be, shall be entitled to conclusively rely on the last such certificate delivered to them for the purposes of determining the identities of Authorized Representatives of the Bank. Any Note bearing the manual or facsimile signatures of persons who are Authorized Representatives of the Bank on the date such signatures are affixed shall bind the Bank after the completion, authentication and delivery thereof by the applicable Registrar or the London Issuing Agent, as the case may be, notwithstanding that such persons shall have ceased to hold office on the date such Note is so completed, authenticated and delivered by the applicable Registrar or the London Issuing Agent, as the case may be.

SECTION 4. Issuance Instructions.

(a) Upon the issuance of Notes hereunder, the Bank shall deliver instructions as to the completion of the Notes (as described below) to a duly authorized representative of the U.S. Registrar, the European Registrar or the London Issuing Agent, as applicable, as named by such Agent and of which the Bank shall be notified in writing. Such instructions shall be delivered from time to time through the use of a facsimile transmission (confirmed by guaranteed delivery of overnight or recognized international courier) from any Authorized Representative. Such instructions shall include the following (each term as used or defined in the related form of Note attached to such instructions), as applicable:

1.	Issue Price, Principal Amount of the Note, CUSIP, Common Code or ISIN numbers, as applicable, and whether such Note is a Senior Note or a Subordinated Note.

2.	Currency of issuance.

3.	Form of Note (whether registered or bearer).

4.	(a) Fixed Rate Notes:

(i) Interest Rate,

(ii) Interest Payment Dates, and

(iii) Regular Record Dates.

(b)	Floating Rate Notes:

(i) Base Rate or Rates,

(ii) Initial Interest Rate,

(iii) Spread and/or Spread Multiplier, if any,

(iv) Interest Reset Date or Dates,

(v) Interest Periods,

(vi) Interest Payment Dates,

(vii) Regular Record Dates,

(viii) Index Maturity,

(ix) Maximum and Minimum Interest Rates, if any, and

(x) Calculation Agent, if other than Deutsche Bank Trust Company Americas.

(c)	Indexed Notes:

(i) Base Rates,

(ii) Initial Interest Rate(s),

(iii) Underlying index, credit or formula,

(iv) Interest (or Other Amounts Payable) Reset Date(s),

(v) Interest (or Other Amounts Payable) Period(s),

(vi) Interest (or Other Amounts Payable) Payment Date(s),

(vii) Regular Record Dates,

(viii) Maximum and Minimum Interest Rates, if any,

(ix) Any terms relating to the exchange of such Notes, and

(x) Calculation Agent, if other than Deutsche Bank Trust Company Americas.

5. Price to purchasers, if any, of the Note (or whether the Note is being offered at varying prices relating to prevailing market prices at time of resale as determined by the applicable Selling Agent).

6. Trade date.

7. Settlement date.

8. Original Issue Date.

9. Stated Maturity.

10. Minimum and authorized denominations.

11. If applicable, an Amortization Table specifying the rate at which an Amortizing or Indexed Note, as applicable, is to be amortized, and with respect to an Indexed Note, specifying the applicable reference rate, if any, or lock-out date, if any.

12. Redemption provisions, if any, including the initial redemption date, initial redemption percentage, annual redemption reduction percentage, whether partial redemption is permitted and the method of determining Notes to be redeemed.

13. Prepayment option date(s) and prepayment option price(s), if any.

14. Extension provisions, if any, of an extendible Note, including length of extension period(s), number of extension periods, final maturity date and other applicable terms.

15. Provisions relating to a Note subject to extension at the option of the Bank.

16. Net proceeds to the Bank.

17. The Selling Agent’s commission or underwriting discount and the relevant delivery information of the Selling Agent for settlement.

18. Whether such Notes are being sold to the Selling Agent as principal or to an investor or other purchaser through the Selling Agent acting as agent for the Bank, or by the Bank itself.

19. Whether such Note is being issued as an Original Issue Discount Note (or otherwise issued with original issue discount for U.S. federal income tax purposes) and the terms thereof.

20. Whether such Notes are Dual Currency Notes and, if so, the alternative currency for payments on the Notes.

21. Whether such Notes are Amortizing Notes and, if so, the terms thereof.

22. Exchange rate agent, if applicable.

23. Applicable exemption from registration under the OCC’s regulations.

24. Relevant depositary or clearing system.

25. Whether Additional Amounts will be paid.

26. Whether the Notes may be redeemed for tax reasons and, if so, the terms thereof.

27. Such other information specified with respect to the Notes (whether by addendum, text to be included under “Other Provisions” on the face of such Note, or otherwise).

(b) All instructions regarding the completion, authentication and delivery of Notes shall be given by an Authorized Representative by facsimile transmission or by other acceptable written means in accordance with the Administrative Procedures. In addition, the Selling Agent who has arranged to purchase or procure the purchase of Notes from the Bank shall notify the applicable Registrar or the London Issuing Agent, as the case may be, by facsimile transmission or by other acceptable written means no later than 3:00 p.m. London time, in the case of the London Issuing Agent or the European Registrar, and no later than 3:00 p.m. New York City time, in the case of the U.S. Registrar, three Business Days prior to the proposed issue date, that payment by the Selling Agent to the Bank of the purchase price of any Note has been or will be duly made and (if applicable) of details of the securities account to which payment is to be made.

(c) Each instruction given to the U.S. Registrar, the European Registrar or the London Issuing Agent in accordance with this Section 4 shall constitute a representation and warranty to such Agent by the Bank that the issuance and delivery of the Notes is in accordance with the terms and conditions described in this Agreement and the Offering Circular and the applicable Pricing Supplement, and the Notes have been duly and validly authorized by the Bank and, when completed, authenticated and delivered pursuant hereto, the Notes will constitute the valid and legally binding obligations of the Bank enforceable against the Bank in accordance with their terms, subject to bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally, to general equity principles or to 12 U.S.C. § 1818(b)(6)(D) (or any successor statute), 12 C.F.R. § 5.47 (or any successor regulation) and similar bank regulatory powers now or hereafter in effect.

(d) Any instruction given by the Bank to an Agent under this Agreement shall be in the form of an Officer’s Certificate or other signed letter or memorandum. Any “signed letter or memorandum” means a document signed by an Authorized Representative and delivered to such Agent.

SECTION 5. Issue of Registered Global Notes.

(a) Upon receipt of instructions from an Authorized Representative in accordance with Section 4 hereof and the Administrative Procedures regarding the completion, authentication and delivery of one or more Registered Global Notes, the U.S. Registrar (in the case of DTC Global Notes) or the European Registrar (in the case of Euroclear/Clearstream, Luxembourg Global Notes) shall cause to be withdrawn from safekeeping the necessary and applicable Registered Global Note(s) and, in accordance with such written instructions, shall:

(A) complete such Registered Global Note(s);

(B) attach the relevant Pricing Supplement, as supplied by the Bank;

(C) register such Registered Global Note(s) in the name of Cede & Co., or another nominee of DTC, and/or in the name of a nominee of Euroclear and/or Clearstream, Luxembourg, as specified in such instructions;

(D) authenticate such Registered Global Note(s); and

(E) (i) deliver, in accordance with the Administrative Procedures, such Registered Global Note(s) to a custodian of DTC in accordance with such instructions against receipt from the custodian of confirmation that such custodian is holding the Registered Global Note(s) so delivered in safe custody for the account of DTC and instruct DTC to credit the Notes represented by such Registered Global Note(s), unless otherwise agreed in writing between the U.S. Registrar and the Bank, to the U.S. Registrar’s participant account at DTC; and/or

(ii) deliver, in accordance with the Administrative Procedures, such Registered Global Note(s) to the specified common depositary of Euroclear and Clearstream, Luxembourg in accordance with such instructions against receipt from the common depositary of confirmation that such common depositary is holding the Registered Global Note(s) so delivered in safe custody for the account of Euroclear and/or Clearstream, Luxembourg and instruct Euroclear or Clearstream, Luxembourg or both of them (as the case may be) to credit the Notes represented by such Registered Global Note(s), unless otherwise agreed in writing between the European Registrar and the Bank, to the London Issuing Agent’s distribution account; and

(F) ensure that the Notes of such series are assigned a CUSIP number or other identifying code, which will be provided to the applicable Registrar by the Bank;

provided, that instructions regarding the completion and authentication of such Note(s) are received by the applicable Registrar in accordance with the Administrative Procedures.

(b) The U.S. Registrar shall provide DTC, and the European Registrar shall provide Euroclear and/or Clearstream, Luxembourg, with such notifications, instructions or other information to be given by the U.S. Registrar or the European Registrar, as the case may be, to DTC, Euroclear and/or Clearstream, Luxembourg as may be required by this Agreement and the DTC Letters of Representations and in accordance with the standard procedures of any such clearing system.

(c) Notwithstanding the foregoing, in the event that Registered Notes of a Series are issued outside the United States in accordance with the provisions of Regulation S under the U.S. Securities Act of 1933, as amended, as indicated in the applicable Pricing Supplement, the European Registrar shall complete, authenticate and deliver a Registered Global Note initially in temporary form, to be exchangeable for a Registered Global Note in permanent form, in accordance with and subject to such requirements and conditions as agreed between the Bank, the European Registrar and the relevant Selling Agent(s).

(d) Notwithstanding the foregoing, in the event that Registered Notes of a Series issued with a maturity of 270 days or less are represented by one or more single Master Short-Term Registered Note certificates, the procedures set forth in Section 5(a)(A) and Section 5(a)(B) above shall be satisfied by the electronic entry by the U.S. Registrar, on behalf of the Bank, of the terms of each short-term Note so issued (as such terms are provided to the U.S. Registrar by the Bank pursuant to Section 4(a) and as set forth in the applicable Pricing Supplement) in the DTC MMI System under the U.S. Registrar’s participant number, and upon such entry, such Master Short-Term Registered Note, together with such electronic records, will evidence the obligations of the Bank under any such Note.

SECTION 6. Issue of Temporary Bearer Global Notes.

(a) Upon receipt of instructions from an Authorized Representative in accordance with Section 4 hereof and the Administrative Procedures regarding the completion, authentication and delivery of one or more Temporary Bearer Global Notes, the London Issuing Agent shall cause to be withdrawn from safekeeping the necessary and applicable Temporary Bearer Global Note and, in accordance with such written instructions, shall:

(A) complete such Temporary Bearer Global Notes(s);

(B) attach the relevant Pricing Supplement, as supplied by the Bank;

(C) authenticate such Temporary Bearer Global Note(s);

(D) deliver, in accordance with the Administrative Procedures, such Temporary Bearer Global Note(s) to the specified common depositary of Euroclear and Clearstream, Luxembourg in accordance with such instructions against receipt from the common depositary of confirmation that such common depositary is holding the Temporary Bearer Global Note(s) so delivered in safe custody for the account of Euroclear and/or Clearstream, Luxembourg and instruct Euroclear or Clearstream Luxembourg or both of them (as the case may be) to credit the Notes represented by such Temporary Bearer Global Note(s), unless otherwise agreed in writing between the London Issuing Agent and the Bank, to the London Issuing Agent’s distribution account; and

(E) ensure that the Notes of each Tranche are assigned a common code (“Common Code”) and International Security Identification Number (“ISIN”) by Euroclear and Clearstream, Luxembourg which are different from the Common Code and ISIN assigned to Notes of any other Tranche of the same Series until 40 days after the completion of the distribution of the Notes of such Tranche as notified by the London Issuing Agent to the relevant Selling Agent;

provided, that instructions regarding the completion and authentication of such Note(s) are received by the London Issuing Agent in accordance with the Administrative Procedures.

(b) The London Issuing Agent shall provide Euroclear and/or Clearstream, Luxembourg with such notifications, instructions or other information to be given by the London Issuing Agent to Euroclear and/or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg.

SECTION 7. Determination of Exchange Date and Issue of Permanent Bearer Global Notes.

(a) (i) The London Issuing Agent will determine the Exchange Date for each Temporary Bearer Global Note in accordance with the terms thereof. Forthwith upon determining the Exchange Date in respect of any Tranche, the London Issuing Agent shall notify such determination to the Bank, the relevant Selling Agent(s), Euroclear and Clearstream, Luxembourg.

(ii) The London Issuing Agent shall deliver, upon notice from Euroclear or Clearstream, Luxembourg, a Permanent Bearer Global Note or a Definitive Bearer Note, as the case may be, in accordance with the terms of the Temporary Bearer Global Note, in each case against certification of non-U.S. beneficial ownership as required by U.S. treasury regulations, substantially in the form set forth in Exhibit J hereto, to the effect that it has received from or in respect of a person entitled to a particular principal amount of the Bearer Notes (as shown by its records) a certificate in or substantially in the form of the certificate set forth in Exhibit K hereto, unless such certification has already been given. Upon any exchange of a portion of a Temporary Bearer Global Note for an interest in a Permanent Bearer Global Note, the London Issuing Agent is hereby authorized on behalf of the bank:

(A) for the first Tranche of any Series of Notes, to cause to be withdrawn from safekeeping the necessary and applicable Permanent Bearer Global Note and, in accordance with the terms of the Temporary Bearer Global Note, to complete a Permanent Bearer Global Note in accordance with the terms of the Temporary Bearer Global Note applicable to such Tranche;

(B) to attach the relevant Pricing Supplement applicable to such Tranche as supplied by the Bank;

(C) for the first Tranche of any Series of Notes, to authenticate such Permanent Bearer Global Note;

(D) for the first Tranche of any Series of Notes, to deliver, in accordance with the Administrative Procedures, such Permanent Bearer Global Note to the specified common depositary that is holding the Temporary Bearer Global Note applicable to such Tranche for the time being on behalf of Euroclear and/or Clearstream, Luxembourg either in exchange for such Temporary Bearer Global Note or, in the case of a partial exchange, on entering details of such partial exchange of the Temporary Bearer Global Note in the relevant spaces in Schedule 2 of both the Temporary Bearer Global Note and the Permanent Bearer Global Note, and in either case against receipt from the common depositary of confirmation that such common depositary is holding the Permanent Bearer Global Note in safe custody for the account of Euroclear and/or Clearstream, Luxembourg; and

(E) in the case of a subsequent Tranche of any Series of Notes, to attach the Pricing Supplement applicable to such Tranche to the Permanent Bearer Global Note applicable to such Series and to enter details of any exchange in whole or in part as stated above.

(b) The London Issuing Agent shall provide Euroclear and/or Clearstream, Luxembourg with such notifications, instructions or other information to be given by the London Issuing Agent to Euroclear and/or Clearstream, Luxembourg in accordance with the standard procedures of Euroclear and/or Clearstream, Luxembourg.

SECTION 8. Issue of Definitive Bearer Notes.

(a) Unless otherwise provided in the applicable terms of the Note, interests in a Bearer Global Note will be exchangeable in whole, but not in part, for Definitive Bearer Notes with Coupons attached: (i) in the case of a Permanent Bearer Global Note, on not less than 60 days’ written notice of exchange to the London Issuing Agent from Euroclear and/or Clearstream, Luxembourg (acting on the instructions of any holder of an interest in the Permanent Bearer Global Note), (ii) if an Event of Default (as defined in the Note) with respect to the Bearer Global Note occurs and is continuing, (iii) if the Bank is notified that either Euroclear or Clearstream, Luxembourg has been closed for business for a continuous period of 14 days (other than by reason of holidays, whether statutory or otherwise) after the original issuance of the Bearer Global Note or has announced an intention to permanently cease business or has in fact done so and no alternative clearance system approved by the applicable noteholders is available, or (iv) the Bank, after notice to the London Issuing Agent, determines to issue Notes in definitive bearer form. Upon the occurrence of these events, the London Issuing Agent shall cause to be withdrawn from safekeeping the necessary and applicable Definitive Bearer Note(s) and, in accordance with the terms of the relevant Permanent Bearer Global Note, shall:

(A) complete, if applicable, an equal aggregate principal amount of Definitive Bearer Notes of authorized denominations and of like tenor and with identical terms as the Permanent Bearer Global Note in accordance with the terms thereof;

(B) cause the European Registrar to authenticate such Definitive Bearer Note(s); and

(C) deliver in accordance with the Administrative Procedures such Definitive Bearer Note(s) to or to the order of Euroclear and/or Clearstream, Luxembourg in exchange for such Permanent Bearer Global Note.

The London Issuing Agent shall notify the Bank forthwith upon receipt of a request for the issuance of Definitive Bearer Note(s) in accordance with the provisions of a Permanent Bearer Global Note. In the case of Temporary Bearer Global Notes, such exchange shall only be made on or after the Exchange Date against certification of non-U.S. beneficial ownership in accordance with Section 7(a)(ii).

(b) The Bank shall deliver to the London Issuing Agent, pursuant to a request for the issue of Definitive Bearer Notes under the terms of the relevant Permanent Bearer Global Note, a sufficient number of Definitive Bearer Notes (with, if applicable, Receipts, Coupons and Talons attached) executed by an Authorized Representative to enable the London Issuing Agent to comply with its obligations under this Section 8.

SECTION 9. Issue of Definitive Registered Notes.

(a) Definitive Registered Notes shall be issued in exchange for interests in a Registered Global Note only if permitted by applicable law and (i) in the case of a DTC Global Note, DTC notifies the Bank that it is unwilling or unable to continue to act as depositary for the DTC Global Note, or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, if so required by applicable law or regulation, and, in either case, a successor depositary is not appointed by the Bank within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, (ii) in the case of any other Registered Global Note, if the Bank is notified that the clearing system(s) through which the Registered Global Note is cleared and settled has been closed for business for a continuous period of 14 days (other than by reason of holidays, whether statutory or otherwise) after the original issuance of the Note or has announced an intention to cease business permanently or has in fact done so and no alternative clearing system approved by the applicable noteholders is available, (iii) the Bank in its discretion elects to issue Definitive Registered Notes or (iv) after the occurrence of an Event of Default with respect to any Registered Global Note of a Series, the beneficial owners representing a majority in principal amount of such Registered Global Note advise the relevant clearing system through its participants to cease acting as depositary for such Registered Global Note. If a Master Short-Term Registered Note certificate represents more than one series of Notes, one or more of such series may be issued in the form of Definitive Registered Notes, and such certificate may continue to represent the other series that are not so issued in definitive form.

(b) Upon the occurrence of any event specified in Section 9(a) which pursuant to the terms of a Registered Global Note requires the issue of Definitive Registered Notes in exchange for the Registered Global Note, the applicable Registrar shall cause to be withdrawn from safekeeping the necessary and applicable Definitive Registered Note(s) and, in accordance with the terms of the Registered Global Note, shall:

(A) complete an equal aggregate principal amount of Definitive Registered Note(s) of authorized denominations and of like tenor with identical terms as the Registered Global Note in accordance with the terms of the Registered Global Note;

(B) register such Definitive Registered Notes in the name or names of such persons as the relevant clearing system shall instruct the applicable Registrar in writing;

(C) authenticate such Definitive Registered Notes; and

(D) deliver such Definitive Registered Notes to the relevant clearing system or pursuant to such clearing system’s written instructions in exchange for such Registered Global Note.

(c) The Bank shall deliver to the applicable Registrar, upon the occurrence of any event specified in Section 9(a) which pursuant to the terms of a Registered Global Note requires the issue of Definitive Registered Notes, a sufficient number of Definitive Registered Notes executed by an Authorized Representative to enable such Registrar to comply with its obligations under this Section 9.

SECTION 10. Exchanges.

(a) Upon any exchange of a Permanent Bearer Global Note in whole, but not in part, for Definitive Bearer Notes, the London Issuing Agent shall cancel or arrange for the cancellation of such Permanent Bearer Global Note. Upon any exchange of all or a part of an interest in a Temporary Bearer Global Note for an interest in a Permanent Bearer Global Note or for Definitive Bearer Notes, as the case may be, the London Issuing Agent shall procure that the

Temporary Bearer Global Note shall be endorsed by or on behalf of the London Issuing Agent to reflect the reduction of its nominal amount by the aggregate nominal amount so exchanged and, where applicable, the Permanent Bearer Global Note shall be endorsed by or on behalf of the London Issuing Agent to reflect the increase in its nominal amount as a result of any exchange for an interest in the Temporary Bearer Global Notes. Until exchanged in full, the holder of an interest in any Bearer Global Note shall in all respects be entitled to the same benefits as the holder of Notes, Receipts, Coupons and Talons authenticated and delivered hereunder, except as set forth herein or therein. The London Issuing Agent is hereby authorized on behalf of the Bank and instructed (i) to endorse or to arrange for the endorsement of the relevant Temporary Bearer Global Note to reflect the reduction in the principal amount represented thereby by the amount so exchanged and, if appropriate, to endorse the Permanent Bearer Global Note to reflect any increase in the principal amount represented thereby, and in either case, to sign in the relevant space on the relevant Temporary or Permanent Bearer Global Note recording the exchange and the reduction or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the relevant Temporary Bearer Global Note.

(b) Any exchange of all or part of an interest in a Temporary Bearer Global Note for an interest in a Permanent Bearer Global Note or any exchange of all or part of an interest in a Temporary or Permanent Bearer Global Note for Definitive Bearer Notes shall be made only outside of the United States and its possessions.

SECTION 11. Note Register; Registration, Transfer and Exchange; Persons Deemed Owners.

(a) The U.S. Registrar, as registrar for certain Registered Notes, and the European Registrar, as registrar for certain Registered Notes, shall maintain at their respective principal offices at Deutsche Bank Trust Company Americas, 60 Wall Street – 27th Floor, New York, New York 10005, at Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad-Adenauer, L-1115 Luxembourg, or such other locations as may be agreed from time to time, the note register (the “Note Register”). The term “Note Register” shall mean the definitive register in which shall be recorded the names, addresses and taxpayer identification numbers of the holders of Registered Notes, the serial and CUSIP numbers (or Common Code/ISIN Numbers, as the case may be) of the Registered Notes, the Original Issue Dates of the Registered Notes and details with respect to the transfer and exchange of Registered Notes.

(b) Upon surrender for the purpose of registration of transfer at the offices of the U.S. Registrar, the European Transfer Agent or any other transfer agent maintained for that purpose of any Registered Note, accompanied by a written instrument of transfer in form satisfactory to the U.S. Registrar, the European Transfer Agent or such other transfer agent, executed by the registered holder, in person or by such holder’s attorney thereunto duly authorized in writing, with such evidence of due authorization and guaranty as may reasonably be required by such U.S. Registrar, European Transfer Agent or such other transfer agent, such Registered Note shall be transferred upon the Note Register, and the U.S. Registrar or the European Registrar, as the case may be, shall complete, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Registered Notes of authorized denominations, of an equal aggregate principal amount and of like tenor with identical terms and provisions; provided, however, that Registered Notes may be delivered for the purpose of registration of transfer by mail at the risk and expense of the transferor. Transfers and exchanges of Registered Notes shall be subject to such restrictions as shall be set forth herein and in the text of the Notes and such reasonable regulations as may be prescribed by the Bank. Successive registrations and registrations of transfers as aforesaid may be made from time to time as desired, and each such registration shall be noted on the Note Register.

(c) Notwithstanding anything to the contrary contained in Section 11(b), if the Notes of any Series are for the time being represented by both a DTC Global Note and a Euroclear/Clearstream, Luxembourg Global Note and an authorized representative of DTC presents the DTC Global Note to the U.S. Registrar, the European Transfer Agent or any other transfer agent maintained for that purpose, accompanied by a written instrument of transfer in form satisfactory to the U.S. Registrar, the European Transfer Agent or such transfer agent, executed by DTC or by DTC’s attorney thereunto duly authorized in writing, for the purpose of registration of transfer of all or any portion of DTC’s interest in such DTC Global Note to Euroclear and/or Clearstream, Luxembourg, such DTC Global Note or the relevant interest therein shall be transferred upon the Note Register, and the U.S. Registrar shall endorse the DTC Global Note to reflect the reduction of its principal amount by the aggregate principal amount so transferred and the appropriate Euroclear/Clearstream, Luxembourg Global Note shall be endorsed by the European Registrar to reflect the increase of its principal amount by the aggregate principal amount so transferred. The applicable Registrar is hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant DTC Global Note to reflect the reduction in the principal amount represented thereby by the amount so transferred and to endorse the appropriate Euroclear/Clearstream, Luxembourg Global Note to reflect the increase in the principal amount represented thereby by the amount so transferred and, in either case, to sign in the relevant space on the relevant Note recording such reduction or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the DTC Global Note.

(d) Notwithstanding anything to the contrary contained in Section 11(b), if the Notes of any series are for the time being represented by both a DTC Global Note and a Euroclear/Clearstream, Luxembourg Global Note and an authorized representative of Euroclear or Clearstream, Luxembourg presents the Euroclear/Clearstream, Luxembourg Global Note to the European Registrar, the European Transfer Agent or any other transfer agent maintained for that purpose, accompanied by a written instrument of transfer in form satisfactory to the European Registrar, the European Transfer Agent or such transfer agent, executed by Euroclear or Clearstream, Luxembourg, as the case may be, or by Euroclear’s or Clearstream, Luxembourg’s attorney thereunto duly authorized in writing, for the purpose of registration of transfer of all or any portion of Euroclear’s or Clearstream, Luxembourg’s interest in such Euroclear/Clearstream, Luxembourg Global Note to DTC, such Euroclear/Clearstream, Luxembourg Global Note or the relevant interest therein shall be transferred upon the Note Register, and the European Registrar shall endorse the Euroclear/Clearstream, Luxembourg Global Note to reflect the reduction of its principal amount by the aggregate principal amount so transferred and the appropriate DTC Global Note shall be endorsed by the U.S. Registrar to reflect the increase of its principal amount by the aggregate principal amount so transferred. The applicable Registrar is hereby authorized on behalf of the Bank (i) to endorse or to arrange for the endorsement of the relevant Euroclear/Clearstream, Luxembourg Global Note to reflect the reduction in the principal amount represented thereby by the amount so transferred and to endorse the appropriate DTC Global Note to reflect the increase in the principal amount represented thereby by the amount so transferred and, in either case, to sign in the relevant space on the relevant Note recording such reduction or increase and (ii) in the case of a total exchange, to cancel or arrange for the cancellation of the Euroclear/Clearstream, Luxembourg Global Note.

(e) At the option of the holder of a Definitive Registered Note, such Definitive Registered Note may be exchanged for other Definitive Registered Notes of any authorized denominations of an equal aggregate principal amount and of like tenor with identical terms and provisions, upon surrender of the Definitive Registered Note to be exchanged at the offices of the applicable Registrar, the European Transfer Agent or any other transfer agent maintained for that purpose. Whenever any Definitive Registered Notes are so surrendered for exchange, the applicable Registrar shall complete, authenticate and deliver the Definitive Registered Notes which the holder of the Definitive Registered Note making the exchange is entitled to receive. Except as provided in Section 9 hereof or in the applicable Pricing Supplement and Note, owners of beneficial interests in a Registered Global Note shall not be entitled to have Notes registered in their names, shall not receive or be entitled to receive physical delivery of Definitive Registered Notes and shall not be considered the owners or holders thereof under this Agreement.

(f) Notwithstanding the foregoing, neither the U.S. Registrar, the European Registrar, the European Transfer Agent nor any other transfer agent maintained for that purpose shall register the transfer or exchange of (i) any Registered Note that has been called for redemption in whole or in part, except the unredeemed portion of any Registered Note being redeemed in part, (ii) any Registered Note during the period beginning at the opening of business 15 days before the mailing of a notice of such redemption and ending at the close of business on the day of such mailing, or (iii) any Registered Global Note if the Registrar, the European Transfer Agent or such transfer agent learns that such proposed transfer or exchange would violate any legend contained on the face of such Registered Global Note.

(g) All Registered Notes issued upon any registration of transfer or exchange of Registered Notes shall be valid obligations of the Bank, evidencing the same debt, and entitled to the same benefits as the Registered Notes surrendered upon such registration of transfer or exchange.

(h) Bearer Notes and any Coupons are transferable by delivery. At the option of the holder of a Definitive Bearer Note, such Definitive Bearer Note may exchanged for other Definitive Bearer Notes of any authorized denominations of an equal aggregate principal amount and of like tenor with identical terms and provisions, upon surrender of the Definitive Bearer Note to be exchanged at the offices of the European Transfer Agent or any other transfer agent maintained for that purpose. Whenever any Definitive Bearer Notes are so surrendered for exchange, the European Transfer Agent shall complete, authenticate and deliver the Definitive Bearer Notes which the holder of the Definitive Bearer Note making the exchange is entitled to receive.

(i) No service charge shall be made to a holder of Registered Notes for any transfer or exchange of Registered Notes, but the Bank or the applicable Registrar or any Agent, as the case may be, may require payment of a sum sufficient to cover any stamp or other tax, duty, assessment or governmental charge that may be imposed in connection therewith.

(j) The Bank and the Agents and any agent of the Bank or the Agents may treat the holder in whose name a Registered Note is registered on the Note Register as the owner of such Registered Note for all purposes, whether or not such Registered Note be overdue, and neither the Bank, the Agents, nor any such agent shall be affected by notice to the contrary except as required by applicable law.

(k) The Bank and Agents and any agent of the Bank or the Agents may deem and treat the holder of a Bearer Note as the absolute owner of such Bearer Note for all purposes, whether or not such Bearer Note be overdue, and neither the Bank, the Agents nor any such agent shall be affected by notice to the contrary, except as required by law.

SECTION 12. Terms of Issue.

(a) The applicable Registrar and the London Issuing Agent shall cause all Notes delivered to and held by it under this Agreement to be maintained in safe custody and shall ensure that such Notes are issued only in accordance with the provisions of this Agreement and the relevant Note in authorized denominations and otherwise in accordance with the instructions received by it.

(b) Subject to the procedures set out in the Administrative Procedures, the applicable Registrar and the London Issuing Agent shall be entitled to treat a facsimile communication from a person purporting to be (and whom the Registrar or London Issuing Agent believes in good faith to be) an Authorized Representative as sufficient instructions and authority of the Bank for the applicable Registrar and the London Issuing Agent to act in accordance with Section 5, Section 6, Section 8, Section 9 or Section 12 of this Agreement, as applicable.

(c) Unless otherwise agreed in writing between the Bank and the applicable Registrar or London Issuing Agent, as applicable, each Note credited to the applicable Registrar’s or London Issuing Agent’s distribution account with DTC, Euroclear or Clearstream, Luxembourg following the delivery of a Registered Global Note to a custodian of DTC or a common depositary for Euroclear and Clearstream, Luxembourg in accordance with clause (v) of Section 5(a) of this Agreement or the delivery of a Temporary Bearer Global Note to a common depositary for Euroclear and Clearstream, Luxembourg in accordance with clause (iv) of Section 6(a) of this Agreement, as the case may be, shall be held pursuant to the order of the Bank. The applicable Registrar or London Issuing Agent shall ensure that the principal amount of Notes which the relevant purchaser has agreed to purchase is:

(A) debited from the applicable Registrar’s or London Issuing Agent’s account; and

(B) credited to the account of such purchaser with DTC or Euroclear or Clearstream, Luxembourg, as the case may be;

in each case, only upon receipt by the applicable Registrar or London Issuing Agent on behalf of the Bank of the full purchase price due from the relevant purchaser with respect to such Notes.

(d) If on the relevant settlement date, the purchaser does not pay the full purchase price due from it with respect to any Note (the “Defaulted Note”) and, as a result, the Defaulted Note remains in the applicable Registrar’s or London Issuing Agent’s distribution account with DTC or Euroclear and/or Clearstream, Luxembourg after such settlement date, the applicable Registrar or London Issuing Agent shall continue to hold the Defaulted Note pursuant to the order of the Bank. The applicable Registrar or London Issuing Agent shall notify the Bank forthwith of the failure of the purchaser to pay the full purchase price due from it with respect to any Defaulted Note and subsequently, unless otherwise instructed by the Bank, shall cancel or arrange the cancellation of such Defaulted Note.

(e) In the event of an issue of Notes which is to be listed, quoted and/or traded on a Stock Exchange, subject to timely receipt of issuance instructions from the Bank in accordance with the terms of the Administrative Procedures, the London Paying Agent shall promptly, and in any event prior to the settlement date with respect to such issue, send the Pricing Supplement with respect to such Notes to the relevant listing agent. The Agents shall take such actions as may be requested from time to time in writing by the Bank or the relevant listing agent to permit the Notes, if applicable, to be listed, quoted and/or traded on such Stock Exchange.

(f) The Administrative Procedures shall not be amended by the Bank without the prior written approval of the relevant Agent or Agents, as applicable.

(g) If a Paying Agent pays an amount (the “Advance”) to the Bank on the basis that a payment has been or will be received from a Selling Agent and if the payment is not received by the Paying Agent on the date the Paying Agent pays the Bank, the Paying Agent shall notify the Bank by facsimile that the payment has not been received and the Bank shall repay to the Paying Agent the Advance and shall pay interest (at a rate determined in good faith by the Paying Agent to represent its cost of funding the Advance) on the Advance (or the unreimbursed portion thereof) from (and including) the date such Advance is made to (but excluding) the earlier of repayment of the Advance and receipt by the Paying Agent of the payment.

SECTION 13. Payments.

(a) The U.S. Paying Agent (in the case of Registered Global Notes issued through DTC and Definitive Registered Notes) or the London Paying Agent (in the case of Registered Global Notes issued through Euroclear or Clearstream, Luxembourg, Temporary Bearer Global Notes, Permanent Bearer Global Notes and Definitive Bearer Notes) shall provide the Bank not later than 10 Business Days prior to the date on which any payment is to be made to the U.S. Paying Agent or the London Paying Agent, as the case may be, pursuant to this Section 13(a), a list of principal payments, interest payments or other payments to be made with respect to each Note on any Interest Payment Date or any maturity date or date of redemption or repayment and the total of such amounts, and the Bank shall (i) before 4:00 p.m. (New York time) on the second Business Day prior to the date on which any payment with respect to any Notes becomes due, confirm to the U.S. Paying Agent or the London Paying Agent, as the case may be, by facsimile or by other means acceptable to the Bank and the U.S. Paying Agent or the London Paying Agent, as the case may be, that it has given instructions for the transfer of the relevant funds to the U.S. Paying Agent or the London Paying Agent, as the case may be, and the name and account of the bank through which such payment is being made and provide details of the person or department in such bank to which communications to such bank should be addressed and (ii) not later than the Payment Time (as defined below) on the Business Day on which any payment with respect to any Notes becomes due, transfer to an account specified by the U.S. Paying Agent or the London Paying Agent, as the case may be, such amount in the relevant currency as shall be sufficient for the purposes of such payment in funds settled through such payment system as the U.S. Paying Agent or the London Paying Agent, as the case may be, and the Bank may agree. As used in this subsection (a), the term “Payment Time” means 10:00 a.m. New York time or, in the case of a payment in a currency other than U.S. Dollars, London time.

(b) Subject to the U.S. Paying Agent or the London Paying Agent, as the case may be, being satisfied in its sole reasonable discretion that payment will be duly made as provided in Section 13(a) of this Agreement, the relevant Paying Agent may, but shall not be required to, pay or cause to be paid all amounts due with respect to the Notes on behalf of the Bank in the manner provided in the Notes. If any payment provided for in Section 13(a) hereof is made late but otherwise in accordance with the provisions of this Agreement, each Paying Agent shall nevertheless make payments with respect to the Notes as aforesaid following its actual receipt of such payment.

(c) If for any reason the U.S. Paying Agent or the London Paying Agent, as the case may be, considers in its sole reasonable discretion that the amounts to be received by the U.S. Paying Agent or the London Paying Agent, as the case may be, pursuant to Section 13(a) hereof will be, or the amounts actually received by it pursuant thereto are, insufficient to satisfy all claims with respect to all payments then falling due with respect to the Notes, the U.S. Paying Agent or the London Paying Agent, as the case may be, shall then forthwith notify the Bank of such insufficiency and, until such time as the U.S. Paying Agent or the London Paying Agent, as the case may be, has received the full amount of all such payments in available funds, no Paying Agent shall be obligated to pay any such claims.

(d) The London Paying Agent shall ensure that payments of both principal and interest in respect of any Temporary Bearer Global Note will be made only to the extent that certification of non-U.S. beneficial ownership as required by U.S. treasury regulations has been received from Euroclear and/or Clearstream, Luxembourg in accordance with the terms thereof.

(e) While any Notes are represented by a Temporary or Permanent Bearer Global Note(s), all payments due in respect of such Notes shall be made to, or to the order of, the holder of the Temporary or Permanent Bearer Global Note(s), subject to, and in accordance with, the provisions of the Temporary or Permanent Bearer Global Note, as applicable. The London Paying Agent shall cause the appropriate Schedule to the relevant Temporary or Permanent Bearer Global Note to be annotated so as to evidence the amounts and dates of such payments of principal and/or interest, as applicable.

(f) All payments in respect of any Temporary Bearer Global Note, Permanent Bearer Global Note or Definitive Bearer Note shall be made outside the United States and its possessions. Payments on any Bearer Notes will not be made (i) at any office or agency of the Bank in the United States or its possessions; (ii) by check mailed to any address in the United States or its possessions; or (iii) by wire transfer to an account maintained with a bank located in the United States or its possessions; provided, however, that payments in U.S. Dollars with respect to Bearer Notes may be made at the specified office of a paying agent in the United States or its possessions if (I) the Bank has appointed paying agents with specified offices outside the United States and its possessions with the reasonable expectation that such paying agents will be able to make payment of the full amount of principal, premium, if any, interest, or any other amounts payable on the Bearer Notes in the manner provided in this Section 13 when due in U.S. Dollars at such specified offices; (II) payment of the full amount due of such principal, premium, if any, interest, or any other amounts payable, at all such specified offices outside the United States and its possessions is illegal or effectively precluded by exchange controls or other similar restrictions on the full payment or receipt of principal and interest in U.S. Dollars; and (III) such payment is then permitted under United States law without involving, in the opinion of the Bank, adverse tax consequences for the Bank.

(g) If the amount of principal and/or interest then due for payment is not paid in full (otherwise than by reasons of a deduction required by law to be made therefrom), the U.S. Paying Agent or the London Paying Agent, as the case may be, shall make a record of such shortfall on the Note and such record shall, in the absence of manifest error, be prima facie evidence that the payment in question has not to that extent been made.

SECTION 14. Determination and Notifications with Respect to Notes.

(a) The London Paying Agent shall prepare and deliver such monthly reports as may be required in connection with Outstanding Series of Notes to the Bank of England and the Ministry of Finance of Japan and, if agreed between the Bank and the London Paying Agent, shall take all necessary action to comply with such other reporting requirements of any competent authority in respect of any relevant currency as it may be directed, in writing, from time to time with respect to Notes Outstanding hereunder.

(b) For purposes of monitoring the aggregate principal amount of Notes Outstanding at any time under the Program, the U.S. Dollar equivalent of the principal amount of each Series of Notes denominated in another currency, each Series of Dual Currency Notes, each Series of Indexed Notes, each Series of Zero Coupon Notes and each Series of Partly Paid Notes shall be determined as follows:

(A) the U.S. Dollar equivalent of Notes denominated in a currency other than U.S. Dollars shall be determined as of the Original Issue Date for such Notes on the basis of the spot rate for the sale of U.S. Dollars against the purchase of the Specified Currency quoted by a foreign exchange dealer selected by the Bank on the relevant day of calculation;

(B) the U.S. Dollar equivalent of Dual Currency Notes and Indexed Notes shall be determined in the manner specified in clause (i) above by reference to the original principal amount of such Notes;

(C) the U.S. Dollar equivalent of original issue discount Notes and any other Notes issued at a discount or premium shall be determined in the manner specified in clause (i) above by reference to the net proceeds received by the Bank for the relevant issue; and

(D) the U.S. Dollar equivalent of Partly Paid Notes shall be determined in the manner specified in clause (i) above by reference to the principal amount thereof regardless of the amount paid up on such Notes.

The Exchange Rate Agent shall promptly notify the Bank and the Paying Agents of each determination made as aforesaid.

SECTION 15. Notice of Any Withholding or Deduction.

If, with respect to any payments, the Bank is compelled to withhold or deduct any amount for or on account of taxes, duties, assessments or governmental charges as specifically contemplated under the terms of the Notes, the Bank shall give notice thereof to each Paying Agent and the applicable Registrar, if applicable, as soon as it becomes aware of the requirement to make such withholding or deduction and shall give to each Paying Agent and the applicable Registrar, if applicable, such information as such Paying Agent or the applicable Registrar, as the case may be, shall require to enable them to comply with such requirement. At the request of the Bank, any such Paying Agent or Registrar which is a foreign person shall take such actions as are necessary in order to constitute an authorized foreign agent of the Bank pursuant to Treasury regulation Section 1.1441-7(c), including making available such of its books and records and personnel which are relevant to the carrying out of its duties under this Section 15, when required in connection with any tax audit undertaken by the U.S. Internal Revenue Service.

SECTION 16. Redemption of Notes.

(a) Unless otherwise provided in the applicable Pricing Supplement, if any Notes are to be redeemed prior to their Stated Maturity Date in accordance with their terms, the Bank shall notify the applicable Agents not less than five days prior to the date on which the Bank will give notice of such redemption to the Noteholders of the Bank’s election to so redeem such Notes in whole or in part. Any remaining principal amount of Notes redeemed in part shall be at least the minimum authorized denomination set forth in such Notes or as otherwise provided in the applicable Note or required by the applicable laws and regulations for currencies other than the U.S. Dollar. Immediately prior to the date on which any notice of redemption is to be given as to any Notes, the Bank shall deliver to the applicable Agent a certificate stating that the Bank is entitled to effect such redemption and setting forth in reasonable detail a statement of facts showing that all conditions precedent to such redemption have occurred or been satisfied and shall comply with all notice requirements provided for in the applicable Notes.

(b) Whenever less than all the Notes at any time outstanding are to be redeemed, the Series of Notes to be so redeemed shall be selected by the Bank. If less than all the Notes with identical terms at any time outstanding are to be redeemed on any redemption date, the Notes to be so redeemed shall be selected by the applicable Registrar or the London Issuing Agent, as the case may be, by lot or in any usual manner approved by it, in the case of redeemed Notes represented by Definitive Notes, and in accordance with the rules and procedures of DTC, Euroclear or Clearstream, Luxembourg, as applicable, in the case of redeemed Notes represented by a Global Note. The applicable Registrar or the London Issuing Agent, as the case may be, shall promptly notify the Bank in writing of the Notes selected for redemption and, in the case of Notes selected for partial redemption, the principal amount thereof to be redeemed.

(c) Unless otherwise specified in the applicable Note, notice of redemption shall be given by the applicable Registrar, a Paying Agent or the London Issuing Agent, as designated in the particular instance by the Bank, at the Bank’s expense, not more than 60 nor less than 30 calendar days prior to the redemption date to each holder of a Note to be redeemed. Notices in respect of Registered Notes to be redeemed shall be given by first-class mail, postage prepaid, to each holder’s address appearing in the Note Register. In the case of Bearer Notes to be redeemed, the London Issuing Agent (or the Bank, in the case of Bearer Notes listed on a Stock Exchange) shall publish the notice required in connection with any such redemption, pursuant to Section 18 hereof, and shall at the same time also publish a separate list of serial numbers of any Notes previously selected and not presented for redemption. All notices of redemption shall identify the Notes to be redeemed (including CUSIP, Common Code and ISIN numbers, as applicable), the date fixed for redemption, the redemption price, the manner in which redemption will be effected and, in the case of a partial redemption, the serial numbers (and principal amounts) of the Notes to be redeemed.

(d) Upon notice of redemption having been given as described above, the Notes so to be redeemed shall, on the redemption date, become due and payable at the redemption price specified in such Notes, and upon payment by the Bank of the full redemption price specified in such Notes, from and after such redemption date, such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption in accordance with such notice, the relevant Paying Agent shall pay or cause to be paid such Notes at the redemption price specified in such Notes, together with unpaid interest accrued on such Notes at the applicable interest rate of such Notes to, but excluding, the redemption date.

(e) Any Definitive Registered Note or Definitive Bearer Note which is to be redeemed only in part shall be surrendered to the applicable Registrar or the London Issuing Agent, respectively, and the applicable Registrar or the London Issuing Agent, as the case may be, shall complete, authenticate and deliver to a holder of such Note, without service charge, a new Definitive Registered Note or Definitive Bearer Note of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal amount of the Note so surrendered.

SECTION 17. Repayment of Notes.

(a) In order for any Note, in accordance with its terms, to be repaid in whole or in part at the option of the holder thereof, such Note must be delivered by the holder thereof, with the form entitled “Option to Elect Repayment” (set forth in such Note) duly completed, to the relevant Paying Agent at the address set forth in such form, or at such place or places of which the Bank shall from time to time notify the holders of the Notes, not more than 60 nor less than 30 days prior to the date fixed for the repayment of such Notes (the “Optional Repayment Date”).

(b) Upon surrender of any Note for repayment in accordance with the provisions set forth above and in such Note, the Note to be repaid shall, on the Optional Repayment Date, become due and payable, and the relevant Paying Agent shall pay or cause to be paid such Note on the Optional Repayment Date at a price, unless otherwise specified in such Note, equal to 100% of the principal amount thereof, together with accrued and unpaid interest to, but excluding, the Optional Repayment Date.

(c) If less than the entire principal amount of any Note is to be repaid, the holder thereof shall specify the portion thereof (which shall be in increments of US$1,000 or the equivalent thereof in other currencies, or as otherwise provided in the applicable Note or required by the applicable laws and regulations for currencies other than the U.S. Dollar) which such holder elects to have repaid and shall surrender such Note to the relevant Paying Agent. The applicable Registrar or the London Issuing Agent, as the case may be, shall complete, authenticate and deliver to the holder of such Note, without service charge, a new Note or Notes in an aggregate principal amount equal to and in exchange for the unrepaid portion of the principal of the Note so surrendered and in such denominations as shall be specified by such holder, which shall be at least the minimum authorized denomination as set forth in such Note.

SECTION 18. Notices to Holders.

(a) On behalf of and at the request and expense of the Bank, the applicable Registrar or, in the case of the Notes issued by the London Issuing Agent, the London Issuing Agent shall give or cause to be given all notices required to be given by the Bank in accordance with the terms of the Notes.

(b) All notices with respect to Registered Notes shall be mailed by the U.S. Registrar by first-class mail, postage prepaid, to the holders thereof at their addresses appearing in the Note Register.

(c) All notices with respect to Bearer Notes shall be given to the London Issuing Agent not later than five Business Days prior to any publication date, and shall be published by the London Issuing Agent in one leading English language daily newspaper with general circulation in London or, if that is not possible, one other English language newspaper with general circulation in Europe as the Bank shall decide and, if directed by the Bank in writing, the London Issuing Agent shall, in accordance with such direction, also publish notices in a manner that complies with the rules and regulations of any Stock Exchange on which such Bearer Notes are then listed, quoted and/or traded. Any such notice shall be deemed to have been given on the date of the first publication. Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to Noteholders in accordance with this paragraph.

(d) Notwithstanding any provision to the contrary contained in this Agreement, and until such time as any Definitive Bearer Notes are issued, so long as Temporary Bearer Global Notes or Permanent Bearer Global Notes are held in their entirety on behalf of Euroclear and Clearstream, Luxembourg, the London Issuing Agent may substitute for such publication required by Section 18(c) the delivery of the relevant notice to Euroclear and Clearstream, Luxembourg for communication by them to the beneficial owners of interests in the Temporary Bearer Global Notes and Permanent Bearer Global Notes; provided, however, that, so long as the rules of any Stock Exchange so require and if so directed in writing by the Bank, such publication will nevertheless be made as described in Section 18(c) in respect of Bearer Notes listed on such Stock Exchange. Any such notice shall be deemed to have been given to the beneficial owners of interests in the Temporary Bearer Global Notes and Permanent Bearer Global Notes on the seventh day after the day on which said notice was given to Euroclear and Clearstream, Luxembourg.

SECTION 19. Cancellation of Notes, Receipts, Coupons and Talons.

(a) All Notes which are purchased by or on behalf of the Bank or any of its affiliates, together (in the case of Definitive Bearer Notes) with all unmatured Receipts, Coupons or Talons (if any) attached thereto or surrendered therewith, may, at the election of the Bank, be canceled by the Bank. Where any Notes, Receipts, Coupons or Talons are purchased and canceled as aforesaid, the Bank shall make sure that all relevant details are promptly given to the applicable Paying Agent and that all Notes, Receipts, Coupons or Talons so canceled are delivered to the applicable Paying Agent. All Notes which are redeemed, all Receipts or Coupons which are paid and all Talons which are exchanged (which in the case of Bearer Notes, Receipts, Coupons or Talons shall be delivered outside the United States and its possessions) shall be canceled by the Paying Agent by which they are redeemed, paid or exchanged. Each of the Paying Agents shall give to the applicable Registrar written details of all payments made by it and shall deliver a certificate of destruction for all canceled Notes, Receipts, Coupons and Talons to the applicable Registrar or to any Paying Agent authorized from time to time in writing by the applicable Registrar to accept delivery of canceled Notes, Receipts, Coupons and Talons.

(b) A certificate stating:

(A) the aggregate principal amount of Notes which have been redeemed and the aggregate amount paid in respect thereof;

(B) the number of Notes canceled, together (in the case of Definitive Bearer Notes) with details of all unmatured Receipts, Coupons or Talons (if any) attached thereto or delivered therewith;

(C) the aggregate amount paid with respect to interest on the Notes;

(D) the total number by maturity date of Receipts, Coupons and Talons so canceled; and

(E) (in the case of Definitive Bearer Notes) the serial numbers of such Notes,

shall be given to the Bank by the applicable Paying Agent as soon as reasonably practicable and in any event within three months after the date of such repayment or, as the case may be, payment or exchange.

(c) Subject to being duly notified in due time, the applicable Paying Agent shall give a certificate to the Bank, within three months of the date of purchase and cancellation of Notes as aforesaid, stating:

(A) the principal amount of Notes so purchased and canceled;

(B) the serial numbers of such Notes; and

(C) the total number by maturity date of the Receipts, Coupons and Talons (if any) appertaining thereto and surrendered therewith or attached thereto.

(d) The applicable Paying Agent shall destroy (in accordance with its customary procedures) all canceled Notes, Receipts, Coupons and Talons (unless otherwise previously instructed by the Bank) and, forthwith upon destruction, furnish the Bank with a certificate of the serial numbers of the Notes and the number by maturity date of Receipts, Coupons and Talons so destroyed.

(e) Without prejudice to its obligations pursuant to Section 19(b), the applicable Paying Agent shall keep a full and complete record of all Notes, Receipts, Coupons and Talons (other than serial numbers of Coupons, except those which have been replaced pursuant to Section 20 hereof) and of all replacement Notes, Receipts, Coupons or Talons issued in substitution for mutilated, defaced, destroyed, lost or stolen Notes, Receipts, Coupons or Talons pursuant to Section 20 hereof. The applicable Paying Agent shall at all reasonable times make such record available to the Bank and any person authorized by the Bank for inspection and for the taking of copies thereof or extracts therefrom.

(f) All records and certificates made or given pursuant to this Section 19 and Section 20 hereof shall make a distinction between Notes, Receipts, Coupons and Talons of each Series and Tranche, as appropriate.

(g) The London Issuing Agent is authorized by the Bank and instructed to endorse or to arrange for the endorsement of the relevant Temporary or Permanent Bearer Global Note to reflect the reduction in the nominal amount represented by it by the amount so redeemed, repurchased and cancelled.

SECTION 20. Issue of Replacement Notes, Receipts, Coupons and Talons.

(a) The Bank will cause a sufficient quantity of additional forms of Notes, Receipts, Coupons and Talons to be available, upon request, to the London Issuing Agent (in the case of Bearer Notes, Receipts, Coupons and Talons) and to the applicable Registrar (in the case of Registered Notes) at their specified office for the purpose of issuing replacement Notes, Receipts, Coupons and Talons as provided below.

(b) The London Issuing Agent or the applicable Registrar will, subject to and in accordance with the terms of the Notes and the following provisions of this Section 20, authenticate and cause to be delivered any replacement Notes, Receipts, Coupons and Talons which the Bank may determine to issue in place of Notes, Receipts, Coupons and Talons which have been lost, stolen, mutilated, defaced or destroyed.

(c) In the case of a mutilated or defaced Definitive Bearer Note, the London Issuing Agent shall ensure that (unless otherwise covered by such indemnity as the Bank may require) any replacement Note will only have attached to it Receipts, Coupons and Talons corresponding to those (if any) attached to the mutilated or defaced Note which is presented for replacement.

(d) Neither the applicable Registrar nor the London Issuing Agent shall issue any replacement Note, Receipt, Coupon or Talon unless and until the applicant therefor shall have:

(A) paid such costs as may be incurred in connection therewith, including any tax or other governmental charge that may be imposed in relation thereto;

(B) furnished it with such evidence (including evidence as to the serial number of such Note, Receipt, Coupon or Talon) and indemnity (which may include a bank guarantee) as the Bank and the applicable Registrar or the London Issuing Agent, as the case may be, may require; and

(C) in the case of any mutilated or defaced Note, Receipt, Coupon or Talon, surrendered the same to the applicable Registrar or the London Issuing Agent, as the case may be.

(e) The applicable Registrar or the London Issuing Agent, as the case may be, shall cancel any mutilated or defaced Notes, Receipts, Coupons and Talons with respect to which replacement Notes, Receipts, Coupons and Talons have been issued pursuant to this Section 20 and shall furnish the Bank with a certificate stating the serial numbers of the Notes, Receipts, Coupons and Talons so canceled and, unless otherwise instructed by the Bank in writing, shall destroy (in accordance with its customary procedures) such canceled Notes, Receipts, Coupons and Talons and furnish the Bank with a destruction certificate containing the information specified in Section 19(d) hereof.

(f) The applicable Registrar or the London Issuing Agent, as the case may be, on issuing any replacement Note, Receipt, Coupon or Talon, shall forthwith inform the Bank and the Paying Agents of the serial number of such replacement Note, Receipt, Coupon or Talon issued and (if known) of the serial number of the Note, Receipt, Coupon or Talon in place of which such replacement Note, Receipt, Coupon or Talon has been issued. Whenever replacement Receipts, Coupons or Talons are issued pursuant to the provisions of this Section 20(f), the London Issuing Agent shall also notify the Paying Agents of the maturity dates of the lost, stolen, mutilated, defaced or destroyed Receipts, Coupons or Talons and of the replacement Receipts, Coupons or Talons issued.

(g) The applicable Registrar or the London Issuing Agent, as the case may be, shall keep a full and complete record of all replacement Notes, Receipts, Coupons and Talons issued and shall make such record available at all reasonable times to the Bank and any persons authorized by the Bank for inspection and for the taking of copies thereof or extracts therefrom.

(h) Whenever any Definitive Bearer Note, Receipt, Coupon or Talon for which a replacement Note, Receipt, Coupon or Talon has been issued and with respect to which the serial number is known is presented to any of the Paying Agents for payment, the relevant Paying Agent shall immediately send notice thereof to the Bank, the European Registrar, the London Issuing Agent and the other paying agents, if any, and shall not make payment in respect thereto, until instructed by the Bank.

SECTION 21. Copies of Documents Available for Inspection.

The Paying Agents, the Registrars and the London Issuing Agent shall, for as long as any Note remains outstanding, hold copies of this Agreement, the Offering Circular (as amended or supplemented from time to time), each Pricing Supplement (except that a Pricing Supplement relating to unlisted Notes will only be available for inspection by a holder of such a Note upon production of evidence satisfactory to the relevant Paying Agent as to the identity of such holder), the Bank’s Articles of Association and By-Laws, as amended or restated, and any documents incorporated by reference into the Offering Circular available for inspection during normal business hours. For this purpose, the Bank shall furnish the Agents with sufficient copies of each of such documents.

SECTION 22. Commissions and Expenses.

The Bank shall pay to the Agents such fees and commissions as the Bank and each of the Agents may separately agree from time to time in writing with respect to the services of the Agents hereunder together with any properly documented expenses (including legal, printing, postage, tax, cable and advertising expenses) incurred by the Agents without negligence, bad faith, or willful misconduct, in connection with their said services. Nothing in this Agreement shall obligate the Agents to take any action which would involve any such expenses, unless and until such Agent shall have received payment in respect thereof. At the request of the Agents, the parties to this Agreement may, from time to time during the continuance of this Agreement, review the commissions agreed initially pursuant to this Section 22 with a view to determining whether the parties can mutually agree upon any changes to such commissions.

SECTION 23. Indemnity.

The Bank agrees to indemnify each of the Agents (including their respective directors, officers, attorneys, employees and agents) for, and to hold it harmless against, any loss, liability or expense (including reasonable attorneys fees and disbursements) incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with this Agreement or the Administrative Procedures and/or the performance of such Agent’s duties hereunder and under the Administrative Procedures, including the properly incurred costs and expenses of defending it against any claim of liability in the premises. An Agent may refuse to perform any duty or exercise any right or power unless it receives indemnity satisfactory to it against any related loss, liability or expense. These indemnification obligations shall survive the termination of this Agreement, including any termination under U.S. state or federal banking law or other insolvency law, to the extent enforceable under applicable law, and shall survive the resignation or removal of any Agent while remaining applicable to any action taken or omitted by such Agent while acting pursuant to this Agreement.

SECTION 24. Repayment by the Paying Agents.

(a) The relevant Paying Agent shall, forthwith on written demand, repay to the Bank sums equivalent to any amounts paid by the Bank to such Paying Agent for the payment of principal (and premium, if any) or interest with respect to any Registered Notes and remaining unclaimed at the end of two years after the principal of such Registered Notes shall have become due and payable (whether at the Stated Maturity Date or otherwise) and monies sufficient therefor shall have been duly made available for payment, provided that there is not any outstanding, bona fide and proper claim with respect to such amounts. Upon such repayment all liability of such Paying Agent with respect to such funds shall thereupon cease.

(b) Bearer Notes, Receipts and Coupons shall become void unless presented for payment within a period of two years from the date on which the related payment of principal or interest first becomes due (the “Relevant Date”). However, if the full amount of the money payable has not been duly received by the relevant Paying Agent on or prior to the Relevant Date, then the Relevant Date shall mean the date on which, after the full amount of such money has been so received, notice to that effect is duly given to the noteholders. The relevant Paying Agent shall, forthwith on written demand, repay to the Bank sums equivalent to any amounts paid by the Bank to such Paying Agent for the payment of principal (and premium, if any) or interest with respect to any such Bearer Note, Receipt or Coupon and remaining unclaimed at the time such Bearer Note, Receipt or Coupon becomes void and all liability with respect thereto shall thereupon cease. No Coupon sheet issued upon exchange of a Talon shall include a Coupon on which the claim for payment would be void pursuant to this Section 24(b) or otherwise pursuant to the term of the Note.

SECTION 25. Conditions of Appointment.

(a) Each Agent shall be entitled to deal with money paid to it by the Bank for the purpose of this Agreement in the same manner as other money paid to a banker by its customers except:

(A) that it shall not exercise any right of set-off, lien or similar claim in respect thereof;

(B) as provided in Section 25(b) below;

(C) that it shall not be liable to account to the Bank for any interest thereon except as otherwise agreed in writing between the Bank and an Agent; and

(D) no monies held by any Agent need be segregated from other funds except as may be required by law.

(b) In acting hereunder and in connection with the Notes, the Agents shall act solely as agents of the Bank and will not thereby assume any obligations towards or relationship of agency or trust for or with any of the owners or holders of the Notes, Receipts, Coupons or Talons, except that all funds held by the Paying Agents for payment to the Noteholders shall be held for the benefit of such holders or owners and applied as set forth herein, but need not be segregated from other funds, except as required by law.

(c) No Agent (which for purposes of this Section 25(c) includes its officers and employees) shall be liable to the Bank for any act or omission hereunder except in the case of negligence, bad faith or willful misconduct. The duties and obligations of the Agents and their respective officers and employees shall be determined by the express provisions of this Agreement, and such Agents, officers or employees shall not be liable except for the negligent performance of such duties and obligations as are specifically set forth herein and no implied covenants shall be read into this Agreement against them. No Agent or its officers or employees shall be required to ascertain whether any issuance or sale of Notes (or any amendment or termination of this Agreement) is in compliance with any other agreement to which the Bank is a party (whether or not any of the Agents is also a party to such other agreement).

(d) THE AGENTS’ DUTIES ARE MINISTERIAL IN NATURE AND IN NO EVENT SHALL ANY AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, TO ANY PERSON OR ENTITY FOR ANY (i) LOSS, LIABILITY, DAMAGES OR EXPENSES (OTHER THAN, IN THE CASE OF THE BANK ONLY, THOSE WHICH RESULT DIRECTLY FROM SUCH AGENT’S NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT) OR (ii) SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), EVEN IF SUCH AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION OF LIABILITY WILL APPLY REGARDLESS OF THE FORM OF ACTION, INCLUDING, WITHOUT LIMITATION, FOR BREACH OF THIS CONTRACT OR TORT (INCLUDING NEGLIGENCE).

(e) Each Agent shall be entitled to consult with counsel of its choosing and shall have no liability to the Bank in respect of any action taken or omitted by such Agent in good faith in reliance on an opinion of counsel (including in-house counsel) or an Officer’s Certificate.

(f) Notwithstanding anything to the contrary in this Agreement, no Agent shall be responsible for any misconduct or negligence on the part of any agent, correspondent, attorney or receiver appointed with due care by it hereunder.

(g) Any of the Agents and any of their officers, directors and employees may become the owner of, or acquire any interest in, any Notes, Receipts, Coupons or Talons with the same rights that it or he would have if such Agent(s) concerned were not appointed hereunder, and may engage or be interested in any financial or other transaction with the Bank and may act on, or as depositary, trustee or agent for, any committee or body of holders of Notes, Receipts, Coupons or Talons or in connection with any other obligations of the Bank as surely as if such Agent(s) were not appointed hereunder.

SECTION 26. Communication Between the Parties.

A copy of all demands, notifications and communications relating to the subject matter of this Agreement between any Noteholders, Receiptholders or Couponholders and any of the Agents shall be sent to the Bank by the relevant Agent. Upon the receipt by any Agent of a demand or notice from any Noteholder in accordance with this Agreement or the applicable Notes, such Agent shall forward a copy thereof to the Bank.

SECTION 27. Changes in Agents.

(a) The Bank agrees that, until no Note is outstanding or until monies for the payment of all amounts with respect to all outstanding Notes have been made available to the Paying Agents (whichever is the later):

(A) so long as any Notes are listed, quoted and/or traded on any Stock Exchange, there will at all times be such paying, issuing, listing and other agents having a specified office in each location required by the rules and regulations of the relevant Stock Exchange; and

(B) with respect to Bearer Notes, (1) there will at all times be a Paying Agent, a London Issuing Agent and a Transfer Agent with a specified office in a city in Europe unless, in respect of any Paying Agent, payments are permitted to be made in the United States and the Bank shall have appointed a Paying Agent in the United States; and (2) in the event that any European Directive on the taxation of savings, or any law implementing or complying with, or introduced in order to conform to, such Directive is introduced, the Bank will use all reasonable efforts to ensure, to the extent practicable, that it will maintain a paying agent in a Member State of the European Union that will not be obliged to withhold or deduct tax from payment in respect of the Notes pursuant to any such Directive or law supplementing or complying with such Directive.

Any variation, termination, appointment or change shall only take effect (other than in the case of insolvency, when it shall be of immediate effect) after not less than 30 nor more than 45 days’ prior notice thereof shall have been given to the Noteholders in accordance with Section 18 hereof.

(b) Subject to Section 27(d), the Bank may terminate the appointment of any Agent at any time and/or appoint one or more further relevant Agents by giving to the relevant Agent at least 45 days’ notice in writing to that effect.

(c) Subject to Section 27(d), all or any of the Paying Agents or the European Transfer Agent may resign their respective appointments hereunder at any time by giving the Bank at least 90 days’ written notice to that effect.

(d) Any termination under Section 27(b) or resignation under Section 27(c) shall only take effect upon the appointment by the Bank as hereinafter provided of a successor Agent and (other than in cases of insolvency of such Agent) on the expiration of the notice to be given under Section 29 hereof. The Bank agrees with each Agent that if, by the day falling 10 days before the expiration of any notice under Section 27(c), the Bank has not appointed a replacement agent, then the relevant Agent shall be entitled, on behalf of the Bank, to appoint in its place any reputable financial institution of good standing as it may reasonably determine to be capable of performing the duties of such Agent hereunder, and the Bank shall not unreasonably object to such appointment. If the relevant Agent is unable to appoint a replacement agent, the relevant Agent may petition any court of competent jurisdiction for the appointment of a replacement agent.

(e) In case at any time any Agent resigns, or is removed, or becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition for corporate reorganization under any applicable United States federal or state or any foreign bankruptcy, insolvency or similar law or makes an assignment for the benefit of its creditors, or consents to the appointment of an administrator, liquidator, custodian or other similar official of all or substantially all of its property, or admits in writing its inability to pay or meet its debts as they mature, or if a receiver, custodian or other similar official of it or of all or substantially all of its property is appointed, or if an order of any court is entered for relief against it under the provisions of any applicable bankruptcy, insolvency or similar law, or if any public officer takes charge or control of any such Agent or of its property or affairs, for the purpose of rehabilitation, conservation, or liquidation, such Agent promptly shall notify the Bank and the other Agents in writing of the occurrence of such event, and a successor Agent may be appointed by the Bank by an instrument in writing filed with the successor Agent. Upon the appointment as aforesaid of a successor Agent and acceptance by the latter of such appointment and (other than in the case of insolvency of the Agent) upon expiration of the notice to be given under Section 29 hereof, the Agent so superseded shall cease to be an Agent hereunder.

(f) Prior to its resignation or removal becoming effective, the relevant Agent:

(A) shall, in the case of a Paying Agent, forthwith transfer all monies held by it hereunder, and shall transfer the records referred to in Sections 11(a), 19(e) and 20(g) hereof, as applicable, to the successor Paying Agent or other Agent hereunder; and

(B) shall be entitled to the payment by the Bank of its commissions and fees for the services theretofore rendered hereunder in accordance with the terms of Section 22 hereof.

(g) Upon its appointment becoming effective, any new Paying Agent, London Issuing Agent, Registrar or European Transfer Agent shall, without further act, deed or conveyance, become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as a Paying Agent, London Issuing Agent, Registrar or European Transfer Agent, respectively, hereunder.

(h) The Bank may from time to time, in respect of the Program or in respect of any Series of Notes, appoint one or more additional paying agents by giving to the Agents at least three days’ notice to that effect. Upon its written acceptance of such appointment, each such additional paying agent shall have the powers and authority granted to and conferred upon it herein, and such further powers and authority, acceptable to it, to act on behalf of the Bank as the Bank may grant to or confer upon it in writing.

SECTION 28. Merger and Consolidation.

Any entity into which any Agent may be merged, or any entity with which any Agent may be consolidated, or any entity resulting from any merger or consolidation to which any Agent shall be a party, or any entity to which any Agent shall sell or otherwise transfer all or substantially all of the assets or corporate trust business of such Agent shall, on the date when such merger, consolidation or transfer becomes effective and to the extent permitted by any applicable laws, become the successor to such Agent under this Agreement without the execution or filing of any paper or any further act on the part of the parties hereto, unless otherwise required by the Bank, and after the said effective date all references in this Agreement to such Agent shall be deemed to be references to such entity. Notice of any such merger, consolidation or transfer shall forthwith be given to the Bank by the relevant Agent.

SECTION 29. Notifications.

Following receipt of notice of resignation from any Agent and forthwith upon appointing a successor or other Agent, as the case may be, or on giving notice to terminate the appointment of any Agent, the Bank shall give or cause to be given not more than 60 days’ nor less than 30 days’ notice thereof to the Noteholders in accordance with Section 18 hereof.

SECTION 30. Change of Specified Office.

If any Agent determines to change its specified office it shall give to the Bank and the other Agents written notice of such determination giving the address of the new specified office, which shall be in the same city, and stating the date on which such change is to take effect, which shall not be less than 45 days thereafter. The Bank shall within 15 days of receipt of such notice (unless the appointment of the relevant Agent is to terminate pursuant to Section 27 hereof on or prior to the date of such change) give or cause to be given not more than 45 days’ nor less than 30 days’ notice thereof to the Noteholders in accordance with Section 18 hereof.

SECTION 31. Notices.

Any notice or communication given to any party hereunder shall be sufficiently given or served if sent by facsimile transmission to the relevant number specified on the signature page hereof and, if so sent, shall be deemed to have been delivered upon transmission, provided such transmission is confirmed when an acknowledgment of receipt is received (in the case of facsimile transmission).

SECTION 32. Taxes and Stamp Duties.

The Bank agrees to pay any and all stamp and other documentary taxes or duties (other than any interest or penalties arising as a result of a failure by any other person to account promptly to the relevant authorities for any such duties or taxes after such person shall have received from the Bank the full amount payable in respect thereof) which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

SECTION 33. Currency Indemnity.

If, under any applicable law and whether pursuant to a judgment being made or registered against the Bank or for any other reason, any payment under or in connection with this Agreement is made or is to be satisfied in a currency (the “other currency”) other than that in which the relevant payment is expressed to be due under this Agreement, the Bank shall arrange to supply the other currency to the relevant Agent, in accordance with the payment timeframes specified in Section 13(a) of this Agreement.

SECTION 34. Amendments.

(a) The Bank and the Agents may modify, amend or supplement this Agreement without the consent of any holder of Notes, Talons, Receipts or Coupons; provided, however, that no such amendment or modification may adversely affect the rights of the holders of a series of outstanding Notes without the prior consent of the holders of a majority in principal amount of outstanding Notes of such series.

(b) The Notes, and any Talons, Receipts and Coupons attached to the Definitive Bearer Notes, may be amended by the Bank without the consent of any holder thereof (upon notice to the parties hereto):

(A) to evidence succession of another party to the Bank, and such party’s assumption of the Bank’s obligations under the Notes, Talons, Receipts or Coupons, upon the occurrence of a merger or consolidation, or a transfer, sale or lease of assets, as described in Section 34(c);

(B) to add additional covenants, restrictions or conditions for the protection of the holder of the Note, Receipt or Coupon;

(C) to relax or eliminate the restrictions on payment of principal and interest in respect of Bearer Notes, Receipts or Coupons in the United States, provided that such payment is permitted by United States tax laws and regulations then in effect and provided that no adverse tax consequences would result to the holders of the Bearer Notes, Receipts or Coupons;

(D) to cure ambiguities in the Notes, Talons, Receipts or Coupons, or correct defects or inconsistencies in the provisions thereof;

(E) to reflect the replacement of the London Issuing Agent, the U.S. Registrar, the European Registrar, the U.S. Paying Agent, the London Paying Agent, or the European Transfer Agent or the assumption by the Bank or a substitute Agent of some or all of any such Agent’s responsibilities under this Agreement;

(F) to evidence the replacement or change of address of the relevant depositary or clearing system;

(G) in the case of any Notes which are extendible, subject to extension at the option of the Bank, amortizing or indexed, or upon prepayment or redemption of the Notes, to reduce the principal amount of the Note to reflect the payment, prepayment or redemption of a portion of the outstanding principal amount of the Note;

(H) in the case of any Notes which are extendible, subject to extension at the option of the Bank, amortizing or indexed, to reflect any change in the Stated Maturity Date of the Note in accordance with the terms of the Note;

(I) to reflect the issuance in exchange for the Note, in accordance with the terms thereof, of one or more Definitive Notes; or

(J) to permit further issuances of Notes in accordance with the terms of the Distribution Agreement;

provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby, and, in the case of Subordinated Notes, the OCC or other then applicable primary federal regulator (to the extent such consent is required under applicable law or regulation): (1) change the Stated Maturity Date, except in the case of Notes which are extendible, subject to extension at the option of the Bank, amortizing or indexed as provided in the Note; (2) extend the time of payment for the premium (if any) or interest on the Note, except in the case of Notes which are extendible, subject to extension at the option of the Bank, amortizing or indexed as provided in the Note; (3) change the coin or currency in which the principal of, premium (if any), interest or other amounts payable (if any) on the Note or any Coupons appertaining thereto is payable; (4) reduce the principal amount of the Note or the interest rate thereon, except in the case of Notes which are extendible, subject to extension at the option of the Bank, amortizing or indexed or upon prepayment or redemption as provided in the Note; (5) change the method of payment of a Global Note to other than wire transfer in immediately available funds; (6) impair the right of the holder thereof to institute suit for the enforcement of payments of principal of, premium (if any), or interest or other amounts payable (if any) on the Note; (7) change any Note’s definition of “Event of Default” or otherwise eliminate or impair any remedy available thereunder upon the occurrence of any Event of Default (as defined in such Note); or (8) modify the provisions therein governing the amendment of that Note. Any instrument given by or on behalf of any holder of a Note in connection with any consent to any such modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent holders of such Note. Any modifications, amendments or waivers to this Agreement or the provisions of the Notes, Talons, Receipts and Coupons shall be conclusive and binding on all holders of Notes, Talons, Receipts and Coupons, whether or not notation of such modifications, amendments or waivers is made upon the Notes, Receipts, Coupons and Talons. It will not be necessary for the consent of the holders of Notes to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof; provided that the Agents shall have no responsibility for preparing any summary or other notice of such substance to be provided to holders of Notes in connection with any amendment hereto.

(c) The Bank may not consolidate or merge with or into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the surviving entity in such consolidation or merger, or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Bank substantially as an entirety, shall be a bank, corporation, limited liability company or partnership organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest or other amounts payable (if any) on the Notes, and the performance or observance of every provision of the Notes on the part of the Bank to be performed or observed; and (ii) immediately after giving effect to such transaction, no Event of Default with respect to the Bank as set forth in such Note, and no event which, after notice or the lapse of time or both, would become an Event of Default with respect to the Bank, shall have happened and be continuing.

(d) The Bank shall not modify the terms of subordination of any Subordinated Note, nor amend the original Stated Maturity Date of any Subordinated Note issued hereunder, without first obtaining the written consent to such modification or amendment from the OCC and any applicable state regulator, to the extent required by applicable law or regulation.

SECTION 35. References to Additional Amounts.

All references in this Agreement to principal, premium and interest in respect of any Note shall, unless the context otherwise requires, be deemed to mean and include all Additional Amounts, if any, payable in respect thereof as set forth in such Note.

SECTION 36. Descriptive Headings.

The descriptive headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

SECTION 37. Governing Law.

This Agreement, the Notes, and any Receipts, Coupons or Talons appertaining thereto shall be governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America and all applicable United States federal laws and regulations.

SECTION 38. Counterparts.

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 39. USA Patriot Act.

The parties hereto acknowledge that, in accordance with Section 326 of the USA Patriot Act, the Agents, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Agents. The parties hereto agree that they will provide the Agents with such information about such parties as the Agents may request in order for the Agents to satisfy the requirements of the USA Patriot Act.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

The Bank

BANK OF AMERICA, N.A.		Bank of America, N.A.
	/s/ B. KENNETH BURTON, JR.	Bank of America Corporate Center
By:		100 North Tryon Street
	Name: B. Kenneth Burton, Jr.	NC1-007-07-06
	Title: Senior Vice President	Corporate Treasury Division
Charlotte, North Carolina 28255
Telephone: (704) 387-3776
Facsimile: (704) 386-0270
Attention: B. Kenneth Burton, Jr.

Together with a copy to:

Bank of America Corporation
Legal Department NC1-002-29-01 101 South Tryon Street Charlotte, North Carolina 28255 Telephone: (704) 386-4238 Facsimile: (704) 387-0108 Attention: Teresa M. Brenner, Esq.

and

Helms, Mulliss & Wicker, PLLC
201 North Tryon Street Charlotte, North Carolina 28202 Telephone: (704) 343-2030 Facsimile: (704) 343-2300 Attention: Boyd C. Campbell, Jr., Esq.

The U.S. Registrar and U.S. Paying Agent

DEUTSCHE BANK TRUST COMPANY		DEUTSCHE BANK TRUST COMPANY
AMERICAS		AMERICAS c/o Deutsche Bank National Trust Company
By:	Deutsche Bank National Trust Company	Global Transaction Banking
Trust & Securities Services
By:	/s/ DAVID CONTINO	25 DeForest Avenue
	Name: David Contino	MS: 01-0105
	Title: Assistant Vice President	Summit, New Jersey 07901
	/s/ IRINA GOLOVASHCHUK	Telephone: (908) 608-3191
By:		Facsimile: (732) 578-4635
Name: Irina Golovashchuk
Title: Assistant Vice President

The London Paying Agent and London Issuing Agent

DEUTSCHE BANK AG, LONDON BRANCH		DEUTSCHE BANK AG, LONDON
	/s/ ANGELINE GARVEY	BRANCH
By:		Winchester House
	Name: Angeline Garvey	1 Great Winchester Street
	Title: Director	London EC2N 2DB
Attention: Trust and Securities Services
By:	/s/ ANNA HOGG	Telephone: +44 (0) 20 7545 8000
	Name: Anna Hogg	Facsimile: +44 (0) 20 7547 5782
Title: Vice President

The European Registrar and European Transfer Agent

DEUTSCHE BANK AG, LONDON BRANCH		DEUTSCHE BANK LUXEMBOURG S.A.
	/s/ ANGELINE GARVEY	2 Boulevard Konrad-Adenauer
By:		L-1115 Luxembourg
	Name: Angeline Garvey	Attention: Coupon Paying Department
	Title: Director	Telephone: +352 421 221
Facsimile: +352 473 136
By:	/s/ ANNA HOGG
Name: Anna Hogg
Title: Vice President